Exhibit 99

Investor Relations Contact: Blaise Derrico Manager, Investor Relations 330-659-7430
International Steel Group 4020 Kinross Lakes Parkway Richfield, Ohio 44286	Media Contact: Charles T. Glazer Manager, Communications and Public Relations 330-659-9121

FOR IMMEDIATE RELEASE

ISG Announces Extension of Exchange Offer

Richfield, Ohio – Oct. 6, 2004 – International Steel Group Inc. today announced it is extending the expiration date for the offer to exchange up to $600 million of its 6.5 percent Senior Notes due 2014, which have been registered under the Securities Act of 1933, for any and all of its unregistered outstanding 6.5 percent Senior Notes due 2014 issued on April 14, 2004. The expiration date for the exchange offer, which had been 5:00 p.m. eastern time today, now is 5:00 p.m. eastern time Friday, October 8, 2004, unless further extended. The outstanding notes were issued and sold in a transaction exempt from the registration requirements of the Securities Act of 1933. Approximately $597.5 million aggregate principal amount of the outstanding notes has been tendered to date.

The outstanding notes have not been registered under the Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. This news release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

About International Steel Group Inc.
 International Steel Group Inc. is one of the largest steel producers in North America. It produces a variety of steel products including hot-rolled, cold-rolled and coated sheets, tin mill products, carbon and alloy plates, wire rod and rail products and semi-finished shapes to serve the automotive, construction, pipe and tube, appliance, container and machinery markets. For additional information on ISG, visit www.intlsteel.com.

Forward-Looking Statements
 Statements in this release that are not historical facts, including statements accompanied by words such as “will,” “believe,” “expect,” “estimate,” or similar terms, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. These statements contain time-sensitive information that reflects management’s best analysis only as of the date of this release. ISG does not undertake any ongoing obligation, other than that imposed by law, to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Factors that may cause actual results and performance to differ materially from those in the forward-looking statements include, but are not limited to, negative overall economic conditions or conditions in the markets served; competition within the steel industry; changes in U.S. or foreign trade policy affecting steel imports or exports; changes in foreign currencies affecting the strength of the U.S. dollar; actions by domestic and foreign competitors; the inability to achieve the Company’s anticipated growth objectives; changes in availability or cost of raw materials, energy or other supplies; labor issues affecting the Company’s workforce or the steel industry generally; and the inability to implement the Company’s operating culture and philosophy at acquired facilities. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in ISG’s filings with the Securities and Exchange Commission.